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                                                                     EXHIBIT 5.1

April 21, 2000



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street NW
Washington, DC 20549

RE:  ECOLAB INC. REGISTRATION STATEMENT ON FORM S-3


Gentlemen:

I am Vice President and Secretary of Ecolab Inc. (the "Company"). In that capacity, I have acted as counsel to Ecolab in connection with the above referenced Registration Statement on Form S-3 ("Registration Statement"). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "Act"), of the resale of up to 424,111 shares of the Company's currently issued and outstanding Common Stock, $1.00 par value ("Shares") to be sold by the selling stockholders, as defined in the Registration Statement. Each of such Shares includes one-half of an associated Preferred Stock Purchase Right ("Right").

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined (i) the proposed Registration Statement on Form S-3, (ii) the Rights Agreement between the Company and First Chicago Trust Company of New York dated as of February 24, 1996 ("Rights Agreement"), (iii) the Agreement and Plan of Merger dated February 1, 2000 among the Company, ECL Acquisition Corp., Southwest Sanitary Distributing Company and Bobby Cheney, Gail Cheney and Scott Latimer (iv) certain resolutions of the Company's Board of Directors relating to the Agreement and Plan of Merger and to the issuance and sale and resale of the Shares and such other documents, corporate records and instruments and such laws and regulations as I have considered relevant for the purpose of this opinion. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. Based upon the foregoing, I am of the opinion that the Shares covered by the Registration Statement will be legally issued, fully paid and non-assessable when sold pursuant to the Registration Statement and that one-half of a Right will adhere to each Share.

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I hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement and to its use as part of the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement.

Very truly yours,

/s/Kenneth A. Iverson

KAI/dfd